Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of STRATA Skin Sciences, Inc. on Form S-3 of our report dated March 31, 2023 with respect to our audits of the consolidated financial statements of STRATA Skin Sciences, Inc. and Subsidiary as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of STRATA Skin Sciences, Inc. for the year ended December 31, 2022 We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Philadelphia, Pennsylvania
August 9, 2023